Exhibit 99.1

October 31, 2012	Contact: James Gasior
President and CEO

Press Release:	Cortland Bancorp Earnings
Increase in Third Quarter 2012

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $1.3 million, or $.28 per share, for the third quarter of 2012, versus $1.1 million for the third quarter of 2011, or $.24 per share. Likewise, net income for the nine months ended September 30, 2012 was $3.4 million versus $3.2 million for the same period in 2011, or $.75 per share and $.72 per share, respectively.

Respective to the quarterly operating results, highlights of operations are as follows:

•	Spurred by the commercial loan growth, net interest income increased by $7,000 in 2012 versus 2011 as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.

•	The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs were .03% of average loans in 2012 and .18% for 2011. The allowance for loan loss (ALLL) to total loans ratio was 1.23% at September 30, 2012 versus 1.16% a year ago.

•	Mortgage banking gains reached $1 million in the quarter versus $25,000 in the same quarter of 2011. These gains, which are reported as non-interest income, are exceeding expectations from the wholesale mortgage unit which was formed late last year specifically as a result of strategic initiatives aimed at improving overall profitability. The wholesale mortgage unit, CSB Mortgage Company partners with mortgage brokers in contiguous states to originate mortgage loans. The loans are sold to investors in the secondary market generating a profit margin.

•	The Company’s total shareholders’ equity increased from $45.7 million on December 31, 2011 to $50.6 million at September 30, 2012, an increase of $4.9 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s total risk-based capital is $18.6 million in excess of the 10% well capitalized threshold.

•	The Company recently announced the reinstatement of a cash dividend in the amount of $.03 per share reflecting the growing confidence supported by strong core earnings, increasing loan production, and restored capital levels.

The improvement in earnings from normal operations is highlighted by a 20% year over year growth rate in the commercial loan portfolio and a composite loan portfolio growth rate of 11%.

James Gasior, President and Chief Executive Officer stated, “Our operating results reflect our commitment to growing loans and deposits in the markets in which we operate and in producing consistent positive earnings. On the heels of the financial crisis, we have now posted positive earnings in each of the last twelve quarters dating back to the fourth quarter of 2009.”

Net interest income, which provides the core earnings base for the Company, has remained stable with the prior year at $4.1 million in the third quarter of 2012. The Company has benefited in this low interest rate environment from increasing balances in the loan portfolio yielding 5.33% during the quarter in lieu of allocating funds into the investment portfolio earning 2.80%. Also, as liabilities continue to mature and reprice at lower rates, the net interest income is expected to improve. Even with deposit rates creeping lower to reflect market trends, the Company has been able to both retain and grow deposits and has recorded a 9.1% increase in balances over the past year.

Mr. Gasior commented, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non-interest income revenue base”.

Further commenting on the results, Mr. Gasior stated, “The Company incurred over $250,000 in non-interest expenses in 2011 and to date in 2012 representing costs associated with the start-up of the mortgage banking unit including the employment expenses of managerial personnel, administrative staff and seasoned mortgage loan originators. As the mortgage unit operations continue to transition from a start-up unit to a growing business unit, CSB Mortgage Company has already made a positive contribution to the first nine months of 2012 on just over $135 million of originations.”

Non-interest income for the quarter increased by $842,000 from a year ago. This is due to mortgage banking gains in 2012 of $1 million versus gains in 2011 of $25,000. Non-interest expenses increased 16.9% from the same quarter a year ago, reflecting the additional personnel and other expenses to operate the mortgage banking operation. For the nine month period, CSB Mortgage contributed $529,000 in net income to the consolidated operating results.

Total loans at September 30, 2012 were $293.2 million as compared to $263.5 million a year ago, an 11% increase. Total assets of $554.5 million at September 30, 2012 reflect an increase of 11% from year ago asset totals of $497.8 million with loans providing the core growth. Cumulative loan growth since September 2010 exceeds 26.0%, while cumulative asset growth during the same period reflects a 15.6% increase.

The Company has grown its loan portfolio, despite less than favorable economic conditions over the past several years and, to date, has not experienced notable deterioration in credit quality. Nonaccrual loans were essentially unchanged at $3.8 million at September 30, 2012 or 1.28% of loans, versus $3.6 million at December 31, 2011 and the Company’s allowance for loan losses covers 96% of nonaccrual loans at September 30, 2012.

Mr. Gasior noted, “With the fragile state of today’s economy, it is prudent to address the potential for losses based upon worsening conditions. The Company proactively continues to set aside reserves for future losses, both in the allowance for loan losses and capital. The Company was able to do this and still achieve improved operating results.”

For the current quarter, the provision for loan losses was $300,000, substantially exceeding the net charge-offs for the quarter of $21,000. Provision expense was increased in recognition of loan growth and a changing composition of the loan portfolio as the Company takes aim at managing its balance sheet with a commercially oriented focus.

In addition to building loan loss reserves, the Company has also continued to increase its capital levels. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry, have been under the watchful eye of the regulators. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows for the quarter ended September 30, 2012: a Tier 1 leverage ratio of 10.46% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.72% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 14.64% (compared to a “well-capitalized” threshold of 10.00%).

Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
SUMMARY OF OPERATIONS
Total interest income	$5,136	$5,275	$15,668	$15,933
Total interest expense	(1,012)	(1,158)	(3,103)	(3,614)

Net interest income (NII)	4,124	4,117	12,565	12,319
Provision for loan losses	(300)	(324)	(900)	(872)

NII after loss provision	3,824	3,793	11,665	11,447
Investment security gains (losses) net of impairment losses	25	92	(111)	671
Total non-interest income (excluding investment gains or losses)	1,687	778	3,546	2,072
Total non-interest expense	(3,848)	(3,291)	(11,406)	(9,967)

Income before tax	1,688	1,372	3,694	4,223
Income tax	422	318	317	979

Net income	$1,266	$1,054	$3,377	$3,244

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.28	$0.24	$0.75	$0.72
Book value	11.17	9.78	11.17	9.78

BALANCE SHEET DATA
Assets	$554,508	$497,757	$554,508	$497,757
Investments	175,024	188,712	175,024	188,712
Loans	293,194	263,515	293,194	263,515
Loans held for sale	15,999	215	15,999	215
Deposits	438,857	402,121	438,857	402,121
Borrowings	41,737	42,449	41,737	42,449
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	50,560	44,268	50,560	44,268

AVERAGE BALANCE SHEET DATA
Average assets	$526,744	$495,765	$516,842	$492,909
Average loans	289,792	261,134	283,353	259,182
Average loans held for sale	17,195	172	10,582	162
Average deposits	419,482	399,445	414,487	392,959
Average equity	49,089	45,698	48,043	44,502

ASSET QUALITY RATIOS
Loan charge-offs	(70)	(144)	(452)	(491)
Recoveries on loans	49	25	111	176

Net charge-offs	(21)	(119)	(341)	(315)

Net charge-offs as a percent of total average loans	0.03%	0.18%	0.16%	0.16%
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.56%	2.18%	1.56%	2.18%
Loan loss reserve as a percent of total loans	1.23	1.16	1.23	1.16
Non-accrual loans as a percent of total loans	1.28	1.27	1.28	1.27

FINANCIAL RATIOS
Return on average equity	10.32%	9.23%	9.37%	9.72%
Return on average assets	0.96	0.85	0.87	0.88
Effective tax rate	25.00	23.18	8.58	23.18
Net interest margin	3.51	3.72	3.62	3.76
Efficiency ratio	66.22	67.23	70.80	69.26

CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.64%	14.10%	14.64%	14.10%
Tier 1 capital to risk-weighted assets	13.72	13.27	13.72	13.27
Tier 1 capital to average assets	10.46	10.19	10.66	10.25